Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

ARC DOCUMENT SOLUTIONS, INC. (“ARC”) and RAHUL K. ROY (“Executive”) agree to enter into this AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) dated as of June 9, 2015 (“Effective Date”).

RECITALS

WHEREAS, ARC and Executive entered into an Employment Agreement dated May 1, 2014 (“2014 Agreement”), under which Executive was employed as Chief Technology Officer.

WHEREAS, the parties now wish to amend and restate the 2014 Agreement as of the Effective Date.

Now, therefore, in consideration of the promises, covenants and agreements set forth in this Agreement, the parties agree as follows:

1.	EMPLOYMENT.

ARC hereby agrees to employ Executive, and Executive hereby agrees to be employed by ARC, upon the terms and subject to the conditions set forth in this Agreement.

2.	TERM.

The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until terminated in accordance with Section 7 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until the date his employment is terminated.

3.	POSITION, DUTIES AND RESPONSIBILITIES.

(a)	During the Employment Term, Executive shall have the position, duties and responsibilities set forth in Appendix A to this Agreement.

(b)	Executive agrees to faithfully serve ARC, devote his full working time, attention and energies to the business of ARC, its subsidiaries and affiliates, and perform the duties under this Agreement to the best of his abilities. Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration. This obligation shall not preclude Executive from: (i) serving in any volunteer capacity with any professional, community, industry, civic, educational or charitable organization; (ii) serving as a member of corporate boards of directors, provided that the Chief Executive Officer (“CEO”) of ARC has given written consent, and these activities or services do not materially interfere or conflict with Executive’s responsibilities or ability to perform his duties under this Agreement; or (iii) engaging in personal investment activities for himself and his family which do not interfere with the performance of his duties and obligations hereunder.

(c)	Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with ARC’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of ARC except as otherwise specifically provided herein.

4.	COMPENSATION AND BENEFITS.

During the Employment Term, Executive shall receive the compensation and benefits set forth in Appendix B to this Agreement.

5.	NON-COMPETITION; NON-SOLICITATION.

The parties hereto recognize that Executive’s services are unique and the restrictive covenants set forth in this Section 5 are essential to protect the business (including trade secret and other confidential information disclosed by ARC to, learned by, or developed by, Executive during the course of employment by ARC) and the goodwill of ARC. For purposes of this Section 5, all references to “ARC” shall include ARC’s predecessors, subsidiaries and affiliates. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, during the term of this Agreement Executive shall not:

(a)	Engage in any business similar or related to or competitive with the business conducted by ARC described from time to time in ARC’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “Core Business of ARC”);

(b)	Render advice or services to, or otherwise assist, any other person, association, corporation, or other entity that is engaged, directly or indirectly, in any business similar or related to, or competitive with, the Core Business of ARC;

(c)	Transact any business in any manner with or pertaining to suppliers or customers of ARC which, in any manner, would have, or is likely to have, an adverse effect upon the Core Business of ARC; or

(d)	Induce any employee of ARC to terminate his or her employment with ARC, or hire or assist in the hiring of any such employee by any person or entity not affiliated with ARC.

For purposes of this Agreement, “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control, with ARC.

6.	CONFIDENTIALITY; INVENTIONS.

(a)	Confidentiality. Executive acknowledges that it is the policy of ARC to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by ARC relating to the business, operations, employees and customers of ARC, which information gives ARC a competitive advantage in the industry, and which information includes technical knowledge, know-how or trade secrets and information concerning operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, all matters referred to in Section 6(b) below, and other confidential information and materials (the “Confidential Information”).

(i)	Non-Disclosure. Executive recognizes that the services to be performed by Executive are special and unique, and that by reason of his duties he will be given, acquire or learn Confidential Information. Executive recognizes that all such Confidential Information is the sole and exclusive property of ARC and its subsidiaries or affiliates. Executive shall not, either during or after his employment by ARC, disclose the Confidential Information to anyone outside ARC or use the Confidential Information for any purpose whatsoever, other than for the performance of his duties hereunder, except as authorized by ARC in connection with performance of such duties.

(ii)	Return of Confidential Information. Executive shall deliver promptly upon termination of employment with ARC, or at any time requested by ARC, all memos, notes, records, reports, manuals, drawings, and any other documents, whether in electronic form or otherwise, containing any Confidential Information, including without limitation all copies of such materials in any format which Executive may then possess or have under his control.

(b)	Ownership of Inventions; Assignment of Rights.

(i)	Disclosure of Inventions to Company. Executive agrees promptly to fully disclose in writing to ARC and to hold in trust for the sole right and benefit of ARC, or its designee, all of Executive’s rights, titles, and interests in and to any and all inventions, discoveries, developments, concepts, improvements, trade secrets, formulas, techniques, processes, software, and know-how, whether or not patentable and whether or not reduced to practice, all works of authorship, whether or not copyrightable, and any and all other like developments or items conceived, developed, or learned by Executive during the period of employment by ARC, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, development or investigations of ARC, or which result, to any extent, from use of ARC’s property, supplies, equipment or facilities or of the Proprietary Information (the foregoing hereinafter collectively referred to as the “Inventions”).

(ii)

Inventions are Sole Property of ARC. To the extent Inventions include material subject to copyright protection, such materials have been specially commissioned by ARC and they shall be deemed “work for hire” as such term is defined under U.S. copyright law. Executive acknowledges and agrees that all Inventions shall be the sole property of ARC or any other entity designated by it, and Executive hereby irrevocably and exclusively assigns to ARC, its successors, and assigns, without further consideration, all right, title, and interest in and to all such Inventions including, without limit, any trademarks, service marks, trade names, copyrights, patents, trade secrets, mask work rights or other intellectual property or proprietary rights relating to the Inventions, in any and all countries, whether or not registrable under United States or foreign trademark, copyright, patent or similar laws and all applications for registration thereunder (“Rights”). Such assignment does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (attached hereto for reference); provided, however, Executive shall maintain contemporaneous written records of the process of creating such an invention; and provided further that such invention (including the records relating thereto) remains subject to the disclosure obligation of the preceding paragraph. To the extent any of Executive’s rights in Inventions, including without limitation any moral rights, are not subject to assignment hereunder, Executive further grants to ARC an exclusive, perpetual, irrevocable, royalty-free worldwide license to such Inventions for use, sale, license and distribution, marketing, advertising, copying and to make derivative works thereof or any other use ARC wishes. ARC or any other entity designated by it shall be the sole owner of all Inventions and Rights pertaining to the Inventions. In case any Invention is described in a patent application or disclosed to third parties by Executive within three years after leaving the employ of ARC, it is to be presumed that the Invention was conceived during the period of Executive’s employment by ARC and the Invention will belong to ARC unless proved by Executive to have been conceived following termination of such employment. Executive hereby irrevocably and forever waives, and agrees never to assert any Moral Rights, as defined below, as applicable, in or to the Inventions which Executive may now have or which may accrue to Executive’s benefit under U.S. or foreign copyright laws and any and all other residual rights and benefits which arise under any other applicable law now in force or hereafter enacted. The term “Moral Rights” shall mean any and all rights of paternity or integrity of the Inventions and the right to object to any modification, translation or use of the Inventions, and any similar rights existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or referred to as a moral right.

(iii)

Assignment of Inventions. Executive agrees to assist ARC, or its designee, at ARC’s expense to secure ARC’s Rights in and to the Inventions and will disclose to ARC all pertinent information and data with respect to the Inventions that is needed to secure the Rights and will execute all applications, specifications, assignments and other instruments which ARC reasonably requests to enable ARC to apply for and obtain the Rights, and to assign and convey to ARC, its successors, assigns, and nominees the sole and exclusive rights, titles and interests in and to such Inventions and Rights. Executive further agrees that his obligation to execute or cause to be executed, any such instrument or papers shall continue after the termination of employment with ARC. In the event that ARC is unable, after reasonable effort, to secure Executive’s signature on any of the foregoing assignments, instruments or papers, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints ARC and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on Executive’s behalf and stead, to execute and/or file any documents, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of letters patent, copyright, trademark and other analogous rights or protections thereon, or which are otherwise necessary to secure, apply for or obtain Rights, or to assign and convey to ARC, its successors, assigns and nominees the sole and exclusive rights, titles and interests in and to such Inventions and Rights with the same legal force and effect as if executed by Executive. Executive’s obligation to assist ARC in obtaining and enforcing Rights for the Inventions in any and all countries shall continue beyond the termination of Executive’s relationship with ARC but ARC shall compensate Executive at a reasonable rate after such termination for time actually spent by Executive at ARC’s request for such assistance.

(iv)	Prior Inventions. Any and all prior inventions, discoveries and improvements made by Executive prior to employment with ARC shall not be affected by this Agreement. Executive acknowledges that he provided a complete list of such inventions, discoveries and improvements made by Executive prior to Employee’s employment with ARC, in connection with, and incorporated by referenced into, the Agreement.

(c)	Use of Information. Executive shall not deliver, reproduce or in any way allow Confidential Information to be delivered or used by any third party without specific direction or consent of ARC’s CEO. Likewise, Executive shall not disclose to ARC, use in ARC’s business, or cause ARC to use, any documents, information or material that is a trade secret of others.

(d)	Predecessors, Subsidiaries and Affiliates. For purposes of this Section, references to ARC include its predecessors, subsidiaries and affiliates.

7.	TERMINATION OF EMPLOYMENT.

Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 7. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 8 below, and if applicable, Section 9 below.

(a)	Death. Upon Executive’s death.

(b)	Disability. Upon Executive becoming “Permanently Disabled”, which, for purposes of this Agreement, shall mean Executive’s incapacity due to physical or mental illness or cause, which, in the written opinion of Executive’s regular licensed physician, results in the Executive being unable to perform his duties on a full-time basis for six (6) months during a period of twelve (12) months.

(c)	Termination by ARC for Cause. Upon written notice to Executive, ARC may terminate this Agreement for “Cause,” which, for purposes of this Agreement, shall mean termination by ARC in its reasonable discretion because of Executive’s:

(i)	willful refusal without proper cause to perform (other than by reason of physical or mental disability or death) the duties set forth in this Agreement or delegated from time to time in writing by the Board of Directors or ARC’s CEO, which remains uncorrected for thirty (30) days following written notice to Executive by ARC’s CEO; or

(ii)

gross negligence, self-dealing or willful misconduct of Executive in connection with the performance of his duties hereunder, including, without limitation, misappropriation of funds or property of ARC or its subsidiaries or affiliates, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of ARC or its subsidiaries or affiliates, or any willful act or gross negligence having the effect of injuring the reputation, business or business relationships of ARC or its subsidiaries or affiliates; or

(iii)	fraud, dishonesty or misappropriation of ARC business and assets that harms the business of ARC or its subsidiaries or affiliates; or

(iv)	habitual insobriety, abuse of alcohol, abuse of prescription drugs, or use of illegal drugs; or

(v)	engaging in any criminal activity involving moral turpitude; or

(vi)	indictment or being held for trial in connection with a misdemeanor involving moral turpitude or any felony; or

(vii)	conviction of a felony or entry into a guilty plea that negatively reflects on Executive’s fitness to perform the duties or harms the reputation or business or ARC or its subsidiaries or affiliates; or

(viii)	any material breach of any covenants under this Agreement or other material policy of ARC, other than under clauses (i) through (vii) of this Section 7(c), which remains uncorrected for thirty (30) days following written notice to Executive by ARC’s CEO.

(d)	Termination by ARC without Cause. Upon written notice to Executive, ARC may terminate this Agreement at any time without any Cause or reason whatsoever.

(e)	Termination by Executive with Good Reason. Upon written notice to ARC of any of the following “Good Reasons,” and the failure of ARC to correct the reduction, change or breach within thirty (30) days after receipt of such notice, Executive may terminate this Agreement after the occurrence of:

(i)	a material change by ARC in the nature of Executive’s title, duties, authorities and responsibilities set forth in this Agreement without Executive’s express written consent; or

(ii)	a reduction in the nature of Executive’s compensation as established under this Agreement, without Executive’s express written consent; or

(iii)	a change in the officers (including a change in the persons who occupy such positions) to whom Executive reports without Executive’s express consent; or

(iv)	a material breach by ARC of any material sections of this Agreement, other than as set forth in clauses (i) through (iii) of this Section 7(e); or

(v)

a Change of Control, as defined in Section 7(g), as a result of which Executive is not offered the same or comparable position in the surviving company, or is offered such position but within twelve (12) months after Executive accepts such position, Executive’s employment is terminated either without Cause or for a Good Reason described in subsections (i), (ii), (iii) of this Section 7(e) or in subsection (iv) as to the employment agreement then applicable to Executive.

(f)	Termination by Executive without Good Reason. Upon forty-five (45) days prior written notice to ARC, Executive may terminate this Agreement and resign from Executive’s employment hereunder without any Good Reason.

(g)	Change of Control.

(i)	For purposes of this Agreement, “Change of Control” shall mean:

(A)	ARC merges or consolidates with any other corporation (other than one of ARC’s subsidiaries), as a result of which ARC is not the surviving company, or the shares of ARC voting stock outstanding immediately after such transaction do not constitute, become exchanged for or converted into, more than fifty percent (50%) of the Voting Shares of the merged or consolidated company (as defined below);

(B)	ARC sells or otherwise transfers or disposes of all or substantially all of its assets;

(C)	Any third person or entity shall become the Beneficial Owner, as defined by Rule 13(d)-3 under the Securities Exchange Act of 1934, in one transaction or a series of related transactions within any twelve (12) month period, of at least fifty percent (50%) of the Voting Shares of ARC’s then outstanding voting securities.

(ii)	For purposes of this Agreement, “Voting Shares” shall mean the combined voting securities entitled to vote in the election of directors of a corporation, including ARC, or the merged, consolidated or surviving company, if other than ARC.

8.	COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)	Earned but Unpaid Compensation. Executive will be entitled to: (i) payment for all Base Salary and unused vacation accrued and prorated, but unpaid, as of the effective date of termination, provided that payment will be made no later than 30 days after the effective date of termination, (ii) payment, when due, of any vested but unpaid Incentive Bonus for the preceding fiscal year, (iii) any unreimbursed business expenses authorized by this Agreement, provided that such reimbursement will be paid to Executive no later than 30 days after the effective date of termination, (iv) continuation of any benefits under Section 4 of Appendix B as required by applicable law (e.g., COBRA), and (v) such rights as then exist with respect to then vested stock options, restricted stock or other rights under similar plans.

(b)	Termination because of Death or Disability of Executive. If Executive’s employment hereunder is terminated under Sections 7(a) or (b) by reason of Executive’s death or by reason of being Permanently Disabled, Executive or his family shall be entitled to continuation of coverage and premium payments by ARC under ARC’s group insurance programs for Executive and his eligible family members under Section 6 for a period of twelve (12) months after the termination of employment.

(c)	Termination by ARC for Cause or by Executive without Good Reason. If Executive’s employment hereunder is terminated by ARC for Cause pursuant to Section 7(c), or by Executive without Good Reason pursuant to Section 7(f), Executive shall not be entitled to any additional payments or benefits hereunder.

(d)	Other Compensation and Benefits. Except as may be provided under Section 9 of this Agreement,

(i)	any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Appendix B shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

9.	ADDITIONAL COMPENSATION PAYABLE FOLLOWING TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON.

(a)	Requirements for Additional Compensation. In addition to the compensation set forth in Section 8 above, Executive will receive the additional compensation and benefits set forth in paragraph (b) below, if the following requirements are met:

(i)	Executive’s employment is terminated by ARC without Cause pursuant to Section 7(d) above or by Executive for Good Reason pursuant to Section 7(e) above; and

(ii)	On or after his date of termination, Executive executes a Release Agreement in the form attached as Appendix C to this Agreement (or such substantially similar form as may be provided by ARC) and the Release Agreement becomes effective within the time frame specified by ARC in the Release Agreement. If Executive fails to execute the Release Agreement within such time frame or revokes the Release Agreement before it becomes effective, then Executive shall not receive the additional compensation and benefits set forth in paragraph (b) below.

(b)	Additional Compensation. ARC shall provide Executive with the following compensation and benefits, commencing as soon as practicable after the Effective Date provided for in the Release Agreement:

(i)	ARC shall continue to pay Executive his Base Salary at the rate in effect immediately prior to his termination date as if he had continued in employment until the end of the twelve (12)-month period beginning on such termination date (the “Severance Pay Period”);

(ii)	Continuation of coverage and premium payments by ARC under ARC’s group insurance programs for Executive and his eligible family members under Section 4 of Appendix B during the Severance Pay Period;

(iii)	unvested stock options, restricted stock or similar rights granted to Executive shall accelerate and become vested and exercisable immediately as of the effective date of termination.

(c)	Parachute Payments. In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended or replaced (the “Code”) and (ii) but for this Section 9(c), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits hereunder shall be either:

(i)	provided to Executive in full; or

(ii)	provided to Executive only as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless ARC and Executive otherwise agree in writing, any determination required under this Section 9(c) shall be made in writing in good faith by ARC’s independent public accountants (the “Accountants”). For purposes of making the calculations required by this Section 11(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. ARC and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9(c). ARC shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9(c). Any reduction in benefits shall be applied by ARC in its discretion in the following order and in a manner that complies with Section 409A of the Code: (i) reduction of any cash payments otherwise payable to Executive that are exempt from Section 409A; (ii) reduction of any cash payments otherwise payable to Executive that are subject to Section 409A on a pro rated basis; (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Section 409A; (v) reduction of any other payments and benefits otherwise payable to Executive by ARC on a pro rated basis. If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished, to the extent necessary, by cancelling vesting installments as they would otherwise vest in reverse chronological order.

(d)	Special Section 409A Rules Applying to Severance Compensation.

(i)	This Section shall apply to all or any portion of any payment or benefit a payable under the Agreement as a result of termination of the Executive’s employment that is not exempted from Section 409A of the Code (“409A Severance Compensation”).

(ii)	Notwithstanding anything in the Agreement to the contrary, the following rules shall apply to any 409A Severance Compensation in order to prevent any accelerated or additional tax under Section 409A of the Code:

(A)	If the termination of the Executive’s employment does not qualify as a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h) from the “Company’s Controlled Group”, then any 409A Severance Compensation will not commence until a “separation from service” occurs or, if earlier, the earliest other date as is permitted under Section 409A of the Code. For this purpose, the “Company’s Controlled Group” means (i) the Company; (ii) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; and (iii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

(B)	In any case where the earliest and latest dates on which Executive could deliver a Release Agreement that becomes effective fall in two separate taxable years, any payments or benefits required to be made to Executive that are conditioned on the effectiveness of the Release Agreement and are treated as nonqualified deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year, with any payments or benefits deferred pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the payment dates otherwise specified for them herein.

(C)	If at the time of the Executive’s separation from service, Executive is a “specified employee” as defined in Section 409A of the Code, then the Company will defer the commencement of any 409A Severance Compensation (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following your separation from service or, if earlier, the earliest other date as is permitted under Section 409A.

(D)	The right to receive any 409A Severance Compensation that is paid in installments will be treated as a right to receive a series of separate and distinct payments for all purposes of Section 409A of the Code.

10.	ARBITRATION AND EQUITABLE RELIEF

(a)	Arbitration. In consideration of Executive’s employment with ARC, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation paid to Executive by ARC, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including ARC and any employee, officer, director, shareholder or benefit plan of ARC in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with ARC or the termination of that employment with ARC, including any provision of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in the California Code of Civil Procedure Sections 1280 through 1294.2, including section 1283.05 collectively (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and hereby agrees to waive any right to a trial by jury, include without limitation, any common law claims, statutory claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment And Housing Act, the California Labor Code (except for workers compensation or unemployment insurance claims), or ERISA, claims of harassment, discrimination or wrongful termination and any other statutory claims under state or federal law.

(b)	Procedure. Any arbitration will be administered by JAMS and a neutral arbitrator will be selected in a manner consistent with its rules for the resolution of employment disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. ARC will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules. To the extent that the JAMS rules for the resolution of employment disputes conflict with the Rules, the Rules shall take precedence. The decision of the arbitrator shall be in writing.

(c)	Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between ARC and Executive. Accordingly, except as provided for by the Rules and this Agreement, neither ARC nor Executive will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful ARC policy, and the arbitrator shall not order or require ARC to adopt a policy not otherwise required by law which ARC has not adopted.

(d)

Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, ARC may also petition the court for injunctive relief, notwithstanding any provision in this Agreement requiring arbitration, where ARC alleges or claims a violation of this Agreement, or any separate agreement between Executive and ARC regarding trade secrets, confidential information or non-solicitation, or California Labor Code §2870. No bond shall be required of ARC. Executive understands and agrees that any breach or threatened breach of this Agreement or of any such separate agreement will cause irreparable injury to ARC or its subsidiaries or affiliates and that money damages will not provide an adequate remedy therefore, and Executive hereby consents to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney fees related thereto.

(e)	Administrative Relief. This Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)	Voluntary Nature of Agreement. Executive acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by ARC or anyone else. Executive further acknowledges and agrees that he has carefully read this Agreement, that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Agreement, and that he fully understands this Agreement, including that he is waiving his right to a jury trial. Finally, Executive acknowledges that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

11.	WITHHOLDING OF TAXES.

ARC shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

12.	COMPLIANCE WITH SECTION 409A.

ARC and Executive agree to modify and administer the Agreement to the extent possible to comply with Section 409A of the Code and to avoid incurring any interest and additional tax liability that might be imposed on Executive or ARC. To the extent a provision of this Agreement is contrary to or fails to address the minimum requirements of Section 409A of the Code and applicable guidance issued thereunder, ARC may, in its sole discretion, take such steps as it deems reasonable to provide the coverage or benefits provided under the Agreement so as to comply with Section 409A of the Code and the guidance issued thereunder; provided, however, that, any and all tax liability and interest imposed under Section 409A of the Code shall remain the sole responsibility of Executive.

13.	EXECUTIVE COMPENSATION RECOVERY POLICY

By signing this Agreement, Executive voluntarily and knowingly acknowledges and accepts that all incentive-based compensation is subject to ARC’s Executive Compensation Recovery Policy, as it may be amended from time to time. Accordingly, Executive agrees that in the event that ARC is required to prepare restated financial results owing to material noncompliance with financial reporting requirements, it will recover or cancel any incentive-based compensation paid to Executive during the three (3)-year period preceding the date as of which ARC is required to prepare the accounting restatement, to the extent that such compensation exceeds the amount that would have been paid to Executive had it been based on the restated results, or will offset any compensation otherwise payable in the event Executive fails to repay any incentive-based compensation subject to forfeiture or clawback. In addition, Executive agrees and acknowledges that Executive’s incentive-based compensation is not considered earned under applicable wage and labor laws until the foregoing requirements lapse, and Executive irrevocably waives any right to contest enforcement of the foregoing policy under such wage and labor laws.

14.	NO CLAIM AGAINST ASSETS.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of ARC or as imposing any trustee relationship upon ARC in respect of Executive. ARC shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the ARC and its affiliates

15.	GOVERNING LAW.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California without regard to California conflict of laws principles.

16.	NOTICES.

Any notices or other communications desired or required under this Agreement shall be in writing, signed by the Party making the same, and shall be deemed delivered when personally delivered or on the second business day after the same is sent by certified or registered mail, postage prepaid, addressed as follows (or to such other address as may be designated by like written notice):

If to Executive:	At the last residential address known by ARC

If to ARC:	ARC Document Solutions, Inc. 1981 North Broadway, Suite 385 Walnut Creek, CA 94596 Attn.: Chief Executive Officer

17.	SEVERABILITY.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

18.	ASSIGNMENT.

Except as otherwise specifically provided herein, neither party shall assign this Agreement or any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided that Executive’s consent under this Agreement shall not be required hereby for any of the transactions involving a Change of Control. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

19.	ENTIRE AGREEMENT; AMENDMENT.

This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement. Any prior employment agreement, bonus agreement or other compensation agreement between Executive and ARC or any predecessor, subsidiary or affiliate of ARC, is hereby amended and superseded as of the Effective Date. This Agreement may not be amended or modified except in writing signed by both parties.

20.	MISCELLANEOUS.

(a)	Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)	Separability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)	Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first hereinabove set forth.

ARC DOCUMENT SOLUTIONS, INC.		EXECUTIVE

By:	/s/ Kumarakulasingam Suriyakumar	By:	/s/ Rahul K. Roy
	Kumarakulasingam Suriyakumar		Rahul K. Roy

Title: President and Chief Executive Officer		Address:

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT

AGREEMENT

APPENDIX A

POSITION, DUTIES AND RESPONSIBILITIES

During the Employment Term, Executive shall have the following position, duties and responsibilities:

1.	ARC will employ Executive as its Chief Technology Officer (“CTO”).

2.	Executive shall report to ARC’s Chief Executive Officer (“CEO”). Executive’s primary responsibilities shall be to:

a.	Design, develop and implement technology solutions as required for general business planning regarding technology and systems required to maintain ARC’s business operations and competitiveness;

b.	recognize new developments in technology and anticipate trends;

c.	update and improve technology solutions acquired by, or developed within, ARC to facilitate ARC to maintain its competitive edge in the market place;

d.	establish and advise ARC on long-term needs for information systems and plan strategies for developing systems and acquiring hardware to meet ARC’s business needs;

e.	research, develop and establish the infrastructure required for the company’s information management systems and to enable the company and its systems to remain current with industry standards and trends;

f.	serve as technical project manager or designate and oversee project managers related to ARC systems and technology;

g.	be responsible for the development, operation, protection and maintenance of ARC’s software tools and products, including the PlanWell series of products, Abacus, BidCaster, EWO, MetaPrint and OneView, and such new or additional products as may be owned or developed by ARC from time to time;

h.	manage and maintain ARC’s technology center(s) and oversee the training of technical personnel;

i.	ensure that ARC’s intellectual property, including such software tools and products, are at all times during the term of, and upon the expiration or termination of, this Agreement, fully secured and documented in accordance with industry standards and best practices;

j.	ensure that, upon the expiration or termination of this Agreement, the duties and responsibilities of Executive as CTO shall be transitioned to a new person hired or otherwise designated by ARC as ARC’s new CTO in such a manner that there will be no disruptions or interruptions to ARC’s business; and

k.	perform other duties commonly incident to the office and such other duties and have such other powers as ARC’s CEO shall designate from time to time.

Without limiting the foregoing, Executive shall have the authority generally incident and necessary to perform such duties.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT

AGREEMENT

APPENDIX B

COMPENSATION AND BENEFITS

During the Employment Term, Executive shall receive the following compensation and benefits:

1.	Base Salary. During the Employment Term, ARC shall pay Executive a base salary at the annual rate of $575,000 per year or such higher rate as may be determined from time to time by ARC in accordance with ARC’s compensation policies and practices (“Base Salary”). Such Base Salary shall be paid in accordance with ARC’s standard payroll practice for senior executives.

2.	Incentive Bonus. During the Employment Term, Executive shall be eligible to receive an annual Incentive Bonus (“Incentive Bonus”) based on performance measures established by the Compensation Committee of ARC’s Board of Directors (the “Committee”) within the first 90 days of the calendar year. The target amount of each Incentive Bonus shall not exceed eighty percent (80%) of Executive’s Base Salary per year, with a maximum potential payment of one hundred and fifty percent (150%) of Executive’s Base Salary per year, in each case contingent upon achievement of performance criteria to be established by ARC’s CEO in consultation with Executive and approved by the Committee. Except as otherwise provided in this Agreement, Executive shall not be entitled to payment of an Incentive Bonus unless he remains continuously employed through the last day of the fiscal year to which such bonus relates. To the extent earned, the Incentive Bonus shall be paid no later than no later than March 15th after the close of each fiscal year, in cash or ARC common stock, or partly in each, as elected by Executive at least 20 days before the date such Incentive Bonus is paid. As a condition to receiving ARC common stock Executive must deposit with ARC on the date of issuance cash in the amount, if any, by which the total of employee withholding taxes required to be withheld with respect to the entire Incentive Bonus exceeds the cash portion of the Incentive Bonus available for withholding.

3.	Additional Discretionary Bonuses. ARC may from time to time, in its absolute discretion, establish additional bonus programs for Executive.

4.	Benefit Plans and Fringe Benefits. Executive shall be eligible to participate in or receive benefits under 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by ARC to senior executives in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement. ARC shall pay full cost for coverage of Executive and Executive’s spouse and eligible children under all group insurance (including self-insured) benefit plans.

5.	Vacations. Executive shall be entitled to four (4) weeks paid vacation each calendar year accrued and vested in accordance with ARC’s vacation policy applicable to senior executives.

6.	Expense Reimbursement. ARC shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with ARC’s customary practices applicable to senior executives, provided that such expenses are incurred and accounted for in accordance with ARC’s policy. To the extent that any reimbursable expense is taxable to Executive, (i) such reimbursement shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred, (ii) such reimbursements shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any expenses eligible for such reimbursement during any particular taxable year shall not affect the expenses eligible for reimbursement in any other taxable year.

7.	Professional Organization Dues, Memberships, etc. During the Employment Term, ARC shall reimburse Executive for such dues and memberships of appropriate professional organizations which are approved by ARC’s CEO.

8.	Stock and Equity Plan Participation. In the sole discretion of the Board of Directors of ARC, Executive shall be eligible to participate in stock option, stock purchase, stock bonus and similar plans of ARC established from time to time by ARC

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT

AGREEMENT

APPENDIX C

RELEASE AGREEMENT

I understand that my position with ARC Document Solutions, Inc. (“ARC”) terminated effective                          (the “Separation Date”). ARC has agreed that if I choose to sign this Agreement, ARC will pay me severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Amended and Restated Executive Employment Agreement entered into on June 9, 2015 between myself and ARC (the “Severance Benefits”). I understand that I am not entitled to the Severance Benefits unless I sign this Agreement. I understand that in addition to the Severance Benefits, ARC will pay me all of my accrued salary and vacation, to which I am entitled by law.

In consideration for the Severance Benefits I am receiving under this Agreement, I agree not to use or disclose any of ARC’s proprietary information without written authorization from ARC, to immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control, and to release ARC and its officers, directors, agents, attorneys, employees, shareholders, and affiliates from any and all claims, debts, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are known or unknown, arising at any time prior to the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of compensation. This release is not intended to release any claims I have or may have against any of the released parties for (a) indemnification as a director, officer, agent or employee under applicable law, charter document or agreement, (b) severance and other termination benefits under my employment agreement and any related written documents, (c) health or other insurance benefits based on claims already submitted or which are covered claims properly submitted in the future, (d) vested rights under pension, retirement or other benefit plans, or (e) in respect of events, acts or omissions occurring after the date of this Release Agreement.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Agreement; (b) I should consult with an attorney prior to executing this release, (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke the Agreement; (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by me and by ARC (“Effective Date”); and I will not be paid any of the Severance Benefits until this Agreement has become effective.

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between ARC and me with regard to the subject matter hereof I am not relying on any promise or representation by ARC that is not expressly stated herein. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of ARC. I accept and agree to the terms and conditions stated above:

ARC DOCUMENT SOLUTIONS, INC.	EXECUTIVE

By:	By:
Rahul K. Roy

Title:	Address: